Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-4 of Resolute Energy Corporation (the “Registration Statement”) of the name Netherland, Sewell & Associates, Inc. and to the incorporation by reference of our report dated February 1, 2012, attached as Exhibit 99.1 to the Annual Report on Form 10-K of Resolute Energy Corporation, appearing in the prospectus which is a part of this Registration Statement. We also consent to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts”.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

January 22, 2013

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